Exhibit 99.1

Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS ELECTS TIMOTHY A. DAWSON AS CHIEF FINANCIAL OFFICER

        JACKSON, Miss. (June 28, 2005) — Cal-Maine Foods, Inc. (NASDAQ/NM:CALM) today announced the election of Timothy A. Dawson as Vice President, Chief Financial Officer, effective August 1, 2005. Dawson will succeed Bobby J. Raines (age 72), who will continue in his other management positions until his retirement from Cal-Maine Foods on October 31, 2005.

Dawson (age 51) was Senior Vice President and Chief Financial Officer of Mississippi Chemical Corporation from 1999 until its sale to Terra Industries in December 2004. In this position, he played a leading role in overall management and strategic decision making and was responsible for all treasury, accounting, tax and investor relations functions. Dawson had served in other senior financial positions with Mississippi Chemical since 1981.

Dawson received a Bachelor of Science degree in Accounting from Mississippi State University and a Master of Business Administration degree from Millsaps College. He is a Certified Public Accountant.

Commenting on the announcement, Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Tim Dawson brings a broad range of operational and financial management experience to Cal-Maine. His extensive background with various commodity industries in the southeastern United States makes him an excellent addition to our management team. We look forward to his contributions and are confident that his financial expertise will be invaluable to Cal-Maine.

“No assessment of Cal-Maine’s long-term record of growth would be complete without acknowledging Bobby Raines’ planned retirement,” added Adams. “He has been with Cal-Maine since its formation in 1969 and has played a key role in Cal-Maine’s evolution into the largest producer and distributor of fresh shell eggs in the United States. We accept Bobby’s decision to retire with regret, but also with deep appreciation for his long service to the Company.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.